POWER AFRICA

4/17/2015

Neal Allen
Chairman & CEO
Dominovas Energy
1395 Chattahoochee Av.
Atlanta, Georgia 30318

Dear Mr. Allen,

On behalf of the worldwide Power Africa team, we would like to thank you and your company for your interest in collaborating on this important initiative to double access to electricity in sub-Saharan Africa. Power Africa is a unique, private sector driven effort that brings together over 90 private sector companies, many U.S. Government agencies, global donor agencies (e.g., the World Bank Group and the African Development Bank), and African governments that are committed to accelerate and stimulate further power sector investment. Power Africa aims to add more than 30,000 megawatts (MW) of cleaner, more efficient electricity generation capacity, as well as increase electricity access by adding 60 million new home and business connections throughout all of sub-Saharan Africa.

To reach these ambitious goals, we are determined to continue to build strong, effective relationships with our private sector partners to advance more power transactions and enhance the enabling environments in countries across sub-Saharan Africa.

As a next step in our partnership, a Power Africa representative will be in contact with you to discuss your commitment to these critical efforts. Her name is Katrina Pielli and she can always be reached at 202-287-5850 or Katrina.Pielli@hq.doe.gov. We look forward to working with Dominovas Energy.

Very truly yours,

Andrew M. Herscowitz
Coordinator for Power Africa and Trade Africa

Cc. Katrina Pielli

For more information on Power Africa visit www.usaid.gov/powerafrica